UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-28173


                        THE ENTERTAINMENT INTERNET, INC.
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             (Exact name of registrant as specified in its charter)

              5757 WILSHIRE BLVD., SUITE 124, LOS ANGELES, CA 90036
                                 (323) 904-4940
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               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                           COMMON STOCK, $.001 PAR VALUE
                          PREFERRED STOCK, NO PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]               Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12g-4(a)(1)(ii)  [X]               Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)   [ ]               Rule 12h-3(b)(2)(ii)  [ ]
     Rule 12g-4(a)(2)(ii)  [ ]               Rule 15d-6            [ ]
     Rule 12h-3(b)(1)(i)   [ ]


Approximate number of holders of record as of the certification or notice date: 167

         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
The Entertainment Internet, Inc.   has   caused   this certification/notice  to
be  signed  on  its  behalf  by  the  undersigned  duly authorized person.


Date:  December 18, 2000               By: /s/ Mohamed Hadid
                                      ------------------------------------------
                                      Mohamed Hadid, Chairman